EX-99-B.8.6

                                    Amendment
                                       to
                    Service Agreement with Investment Adviser


                                   WITNESSETH:

WHEREAS, in consideration of the agreement, effective as of May 1, 1998, between Aeltus Investment Management, Inc. (the "Adviser") and Aetna Life Insurance and Annuity Company (the "Company"), for the provision of administrative services by the Company in connection with the sale of shares of Aetna GET Fund, on behalf of each of its series, the Adviser and the Company desire to amend Schedule A to include Aetna GET Fund, Series D;

NOW THEREFORE, the Adviser and the Company hereby agree to amend Schedule A to include Aetna GET Fund, Series D, effective October 15, 1998.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the 4th day of November, 1998.


                       AELTUS INVESTMENT MANAGEMENT, INC.


                       By: /s/ J. Scott Fox
                           ----------------
                           J. Scott Fox


                       AETNA LIFE INSURANCE AND ANNUITY COMPANY


                       By: /s/ Deborah Koltenuk
                           --------------------
                           Deborah Koltenuk